Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

January 27, 2017

Board of Directors
The GNS Group Inc.
4017 Colby Avenue
Everett, Washington  98201

RE:	THE GNS GROUP INC.

Ladies/Gentlemen:

I have acted as counsel for The GNS Group Inc., a Washington corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act") to be filed with the Securities and Exchange Commission (the "SEC") in connection the proposed public offering by certain shareholders of 47,708,000 shares of common stock with no par value per share (the "Shares") at the price of $0.01 per share.

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion.  In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies.  I have, when relevant facts material to my opinion were not independently established by me, relied to the extent I deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of Washington are concerned:

1.	The Company is a corporation duly organized and validly existing under the laws of Washington.

2.	The Shares described in the Registration Statement are duly authorized, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak